AMENDMENT TO
                    INVESTMENT MANAGEMENT SERVICES AGREEMENT



Part Two: COMPENSATION TO INVESTMENT MANAGER, paragraph (1)(b)(i)(A), of the Investment Management Services Agreement between AXP Partners International Series, Inc., on behalf of its underlying series AXP Partners International Aggressive Growth Fund and AXP Partners International Select Value Fund, and American Express Financial Corporation dated December 1, 2002, is modified as follows. All other provisions of the agreement remain in full force and effect.

         (A) Determining the difference in performance (the "Performance Difference") between the Fund and an index of similar funds (the "Index"), as described in paragraph (b)(ii). For AXP Partners International Aggressive Growth Fund the Index is the Lipper International Multi-Cap Growth Funds Index and for AXP Partners International Select Value Fund the Index is the Lipper International Multi-Cap Value Funds Index.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 1st day of July, 2004.


AXP PARTNERS INTERNATIONAL SERIES, INC.
         AXP Partners International Aggressive Growth Fund
         AXP Partners International Select Value Fund


By: /s/  Leslie L. Ogg
    -------------------------------------------------
         Leslie L. Ogg
         Vice President



AMERICAN EXPRESS FINANCIAL CORPORATION


By: /s/  Paula R. Meyer
    -------------------------------------------------
         Paula R. Meyer
         Senior Vice President and General Manager - Mutual Funds